Exhibit 10.1

Execution Version

COMMITMENT LETTER

To:                             Gebr. Knauf KG (the “Company 1”)

Am Bahnhof 7

97346 Iphofen

Federal Republic of Germany

and

World Cup Acquisition Corporation (the “Company 2”, together with Company 1 “the Companies”)

c/o Baker & McKenzie LLP
300 East Randolph Street
Chicago

Illinois 60601

United States of America

For the attention of: Martin Stürmer / Jörg Schanow

8 June 2018

Dear Sirs,

Commitment letter relating to a EUR 2,250,000,000 facility and a EUR 500,000,000 (or the equivalent in USD) revolving loan facility to Company 1 (together, the “German Facilities”) and an up to USD 800,000,000 term loan and a USD 858,500,000 backstop facility for Company 2 (together, the “USD Facilities” and together with the German Facilities, the “Facilities” and each a “Facility”)

You have advised us you intend to acquire, directly or indirectly, USG Corporation and to consummate the other transactions described in annex 1 hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the appendices and annexes attached hereto.

We Commerzbank Aktiengesellschaft and UniCredit Bank AG (the “Mandated Lead Arrangers”), Commerzbank Aktiengesellschaft and UniCredit Bank AG (the “Bookrunners”), Commerzbank Aktiengesellschaft (or any of its Affiliates) and UniCredit Bank AG (or any of its Affiliates) (the “Underwriters”) are pleased to set out in this letter the terms and conditions on which we are willing to arrange, manage the Syndication of and underwrite the Facilities.

In this letter:

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 10 (No

Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany and New York, New York, USA.

“close of Syndication” means the time the Bookrunners close Syndication under paragraphs 7.3 or 7.4.

“Closing Date” means the date of consummation of the Merger concurrently with the utilization of the Facilities.

“Closing Deliverables” means, subject to the Certain Funds Provisions, (i) the documents specified in Schedule 1 (Conditions Precedent) to the USD Facilities Term Sheet and (ii) the documents specified in Schedule 1 (Conditions Precedent) to the German Facilities Term Sheet.

“Commitment Documents” means this letter, the Term Sheets and any Fee Letter.

“Confidential Information” means all information relating to the Companies, any Obligor, the Group, the Target Group, the Facility Documents and/or the Facilities which is provided to a Mandated Lead Arranger, Bookrunner or Underwriter (the “Receiving Party”) in relation to the Facility Documents or Facilities by the Company, the Group or any of its affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)                                 is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)                                 is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)                                  is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Documents” means the facility agreements relating to any Facility and related documentation (based on the terms set out in the Term Sheets and this letter) in form and substance reasonably satisfactory to the Mandated Lead Arrangers, Bookrunners, Underwriters and Companies, in each case, subject to the Documentation Principles (as defined in each Term Sheet).

“Fee Letter” means any fee letter between any of the Mandated Lead Arrangers, the Bookrunners, the Underwriters, and/or the Agent on the one side and any of the Companies on the other side concluded in connection with any Facility.

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“Free to Trade Time” means the time the Bookrunners notify the Syndication Lenders of their final allocations in the Facility/ies.

“Germany” means the Federal Republic of Germany.

“Merger Agreement Material Adverse Effect” means a “Material Adverse Effect” as defined in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated on or about the date hereof among Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany, World Cup Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Company 1, and USG Corporation, a Delaware corporation.

“Successful Syndication” means the Underwriters each reduce their participation in the Facilities to a final hold of not more than 20 per cent or any higher percentage to which the Underwriters agree.

“Syndication” means the primary syndication of each of the German Facilities and the USD Facilities.

“Syndication Lenders” means the parties participating as lenders in Syndication.

“Term Sheet” means each of the term sheet for the German Facilities attached to this letter as appendix 1 (the “German Facilities Term Sheet”) and for the USD Facilities attached to this letter as appendix 2 (the “USD Facilities Term Sheet”).

“Transaction” has the meaning given in annex 1 attached to this letter.

“Underwriting Proportion” means, in relation to an Underwriter, the underwriting proportion set out opposite its name in paragraph 3.1.

Unless a contrary indication appears, a term defined in any Commitment Document has the same meaning when used in this letter.

1.                                      Appointment

1.1                               Each Company appoints:

(a)                                 the Mandated Lead Arrangers as exclusive arrangers of the relevant Facility and as exclusive Bookrunners in connection with the Syndication of each  Facility;

(b)                                 the Underwriters as exclusive underwriters of each Facility;

(c)                                  UniCredit Bank AG as documentation agent in connection with the Facilities; and

(d)                                 COMMERZBANK Finance & Covered Bond S.A. as facility agent and security agent in connection with the Facilities.

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1.2                               Until the obligations of the Mandated Lead Arrangers, Bookrunners and Underwriters under this letter terminate in accordance with paragraph 15 (Termination):

(a)                                 no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, documentation agent or facility agent;

(b)                                 no other titles shall be awarded; and

(c)                                  except as provided in the Commitment Documents, no other compensation shall be paid to any person,

in connection with the relevant Facility without the prior written consent of each of the Mandated Lead Arrangers.

2.                                      Conditions

2.1                               The commitment to fund the Facilities on the Closing Date is subject solely to satisfaction of the following conditions:

(a)                                 no Merger Agreement Material Adverse Effect has occurred and is continuing, provided that (i) any waiver of a Merger Agreement Material Adverse Effect by any of the Companies or (ii) any action or instruction having a similar effect by any of the Companies shall not be made without the prior written consent of the Underwriters and the Syndication Lenders;

(b)                                 subject to the Certain Funds Provisions (as defined below), the Specified Merger Agreement Representations (as defined below) and Specified Representations (as defined below) will be true and correct in all material respects on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c)                                  the preparation, execution and delivery of the Facility Documents by all the parties thereto; and

(d)                                 the conditions precedent specifically set forth in Schedule 1 to the applicable Term Sheet; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Documents and the Facility Documents) other than as set forth in the foregoing paragraphs (a) through (d), and upon satisfaction (or waiver by the Underwriters) of such conditions, the initial funding under the Facilities will occur.

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2.2                               Notwithstanding the foregoing, each Mandated Lead Arranger and Underwriter hereby confirms that for the purpose of the relevant conditions precedent specifically set forth in Schedule 1 to the applicable Term Sheet that it has received and is satisfied with the following documents:

(i)                                     Draft Merger Agreement received on 8 June 2018 at 4:05 PM CEST from Baker & McKenzie;

(ii)                                  Structure chart of the Target Group (as defined in the USD Facilities Term Sheet);

(iii)                               the initial budget of the Target Group (as defined in the USD Facilities Term Sheet);

(iv)                              legal due diligence report (BM);

(v)                                 tax due diligence report (EY);

(vi)                              the tax structuring strawman paper (EY);

(vii)                           the financial due diligence report (PWC); and

(viii)                        the fee letters.

2.3                               Notwithstanding anything in this letter (including paragraph 2.1 above), the other Commitment Documents, Facility Documents or any other agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations and warranties that will be made on the Closing Date and the only representations and warranties the accuracy of which will be a condition to the initial availability of the Facilities on the Closing Date will be (i) such of the representations and warranties made with respect to the Target and its subsidiaries by the Target in the Merger Agreement to the extent a breach of such representations and warranties is material to the interests of the Syndication Lenders and the Underwriters in their capacities as lenders, but only to the extent that the Companies have the right to terminate (or decline to consummate), their obligations under the Merger Agreement as a result of a breach or inaccuracy of such representation in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Facility Documents and the Closing Deliverables will be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions expressly set forth in paragraph 2.1 above are satisfied (or waived by the Underwriters and Syndication Lenders). For purposes hereof, “Specified Representations” means the representations and warranties of each Company as set forth in the applicable Facility Documents relating to organizational existence and status, organizational power and authority (only as to execution, delivery and performance of the applicable Facility Documents), the due authorization, execution, delivery and enforceability of the applicable Facility Documents, solvency on a consolidated basis as of the Closing Date after giving effect to the Transactions (in the form of a solvency certificate attached as Exhibit 1 to the USD Facilities Term Sheet), no conflicts of the applicable Facility Documents with charter or constitutional documents or applicable corporate law, compliance with Federal Reserve margin regulations, subject to the preceding provisions, and its

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compliance with regulations issued by OFAC, the PATRIOT Act, FCPA and the Investment Company Act (to the extent applicable to the relevant Company). This paragraph 2.3 and the provisions herein are referred to as the “Certain Funds Provisions”.

3.                                      Underwriting Proportions

3.1                               The underwriting proportions of each of the Underwriters in respect of the Facilities are as follows:

(a) German Facilities:

Underwriter	Underwriting Proportion (%)	German Facilities	Amount
Commerzbank Aktiengesellschaft (or any of its Affiliates)	40.91	Term Loan	EUR	1,125,000,000
Commerzbank Aktiengesellschaft (or any of its Affiliates)	9.09	Revolving Facility	EUR	250,000,000
UniCredit Bank AG (or any of its Affiliates)	40.91	Term Loan	EUR	1,125,000,000
UniCredit Bank AG (or any of its Affiliates)	9.09	Revolving Facility	EUR	250,000,000
Total German Facilities	100		EUR	2,750,000,000

(b) USD Facilities:

Underwriter	Underwriting Proportion (%)	USD Facilities	Amount
Commerzbank Aktiengesellschaft (or any of its Affiliates)	24.12	Term Loan	USD	400,000,000
Commerzbank Aktiengesellschaft (or any of its Affiliates)	25.88	Backstop Facility	USD	429,250,000
UniCredit Bank AG (or any of its Affiliates)	24.12	Term Loan	USD	400,000,000

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Underwriter	Underwriting Proportion (%)	USD Facilities	Amount
UniCredit Bank AG (or any of its Affiliates)	25.88	Backstop Facility	USD	429,250,000
Total USD Facilities	100		USD	1,658,500,000

3.2                               Each Mandated Lead Arranger and Underwriter confirms that (i) it has obtained final credit approval for providing the above commitment, (ii) no further approval is required from any internal body and (iii) no further due diligence is required in respect of the Facilities.

3.3                               The obligations of the Mandated Lead Arrangers, Bookrunners and the Underwriters under the Commitment Documents are several.  No Mandated Lead Arranger is responsible for the obligations of the other Mandated Lead Arranger.  No Bookrunner is responsible for the obligations of the other Bookrunner. No Underwriter is responsible for the obligations of any other Underwriter and the failure of any Underwriter (or its assignee) to funds its portion of the Facilities shall not relieve any other person of its obligation to funds its portion of the Facilities.

4.                                      Clear Market

4.1                               During the period from the date of this letter to the date, following close of Syndication, on which all the Syndication Lenders become party to the Facility Documents, the Companies shall not and shall ensure that none of their subsidiaries announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement) without the prior written consent of each of the Mandated Lead Arrangers, each of the Bookrunners and each of the Underwriters.

4.2                               Paragraph 4.1 does not apply to:

(a)                                 the Facilities;

(b)                                 the renewal of any existing bilateral facility with the same lender, on substantially the same terms and for the same or a smaller amount;

(c)                                  any new bilateral credit line facility with a single lender (by any of the Companies or their subsidiaries) the outstanding principal amount of which does not exceed in aggregate EUR 50,000,000 (or the equivalent in the relevant local currency); or

(d)                                 any facility (whether bilateral or syndicated) for the refinancing of intra-group debt provided to Knauf Insulation Inc. up to a total amount of USD 175,000,000 (or the equivalent in other currencies).

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5.                                      Fees, Costs and Expenses

5.1                               All fees shall be paid in accordance with the Fee Letters or as set out in the Term Sheets.

5.2                               Each Company shall promptly on demand pay the Agent, the Mandated Lead Arrangers, the Bookrunners and the Underwriters (the “Initial Finance Parties”) (taken as a whole) the amount of all reasonable, documented costs and expenses (including without limitation legal fees (but limited to reasonable, documented and invoiced legal fees of a single firm of counsel for all Initial Finance Parties, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Initial Finance Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Initial Finance Party affected by such conflict informs the Companies of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of affected Initial Finance Parties similarly situated, taken as a whole)) reasonably incurred by the Initial Finance Parties (taken as a whole) in connection with:

(a)                                 the negotiation, preparation, printing and execution of the Facility Documents and the Commitment Documents; and

(b)                                 the Syndication (including Debtdomain costs),

whether or not the Facility Documents are signed.

6.                                      Payments

All payments to be made under the Commitment Documents:

(a)                                 shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers, the Agent, the Bookrunners or the Underwriters (as applicable) notify to the relevant Company;

(b)                                 shall be paid without any deduction or withholding for or on account of tax other than a deduction required by FATCA (a “Tax Deduction”) unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)                                  are exclusive of any value added tax or similar charge (“VAT”).  If VAT is chargeable, the relevant Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT (unless agreed otherwise in any Fee Letter).

7.                                      Syndication

7.1                               The Bookrunners shall, in consultation with the relevant Company and the Underwriters, decide on the strategy to be adopted for Syndication (including timing and the selection of potential lenders) and the Bookrunners shall, unless otherwise

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stated in this letter, in consultation with the relevant Company, manage all other aspects of the Syndication; provided that the Mandated Lead Arrangers, the Bookrunners and the Underwriters will not syndicate, participate to or otherwise assign any of their respective commitments to any persons that are not identified in the white list provided by you in writing to the Mandated Lead Arrangers (the “White List”) on or prior to the date hereof (the “Disqualified Institutions”) and no Disqualified Institution may become a lender or have any commitment or right (including a participation right, but only to the extent that the lenders have received the White List prior to the execution of such participation right) with respect to any loans under the Facilities.

7.2                               Subject to any applicable confidentiality agreement between the Companies and the Bookrunners, the Companies authorise the Bookrunners to discuss the terms of the Facilities with, and to disclose those terms to, potential lenders to facilitate the Syndication.

7.3                               At any time after the Bookrunners have received sufficient commitments that (when reflected as participations in the Facilities) would result in a Successful Syndication, the Bookrunners may (after consulting with the Underwriters):

(a)                                 close Syndication; and

(b)                                 accept the commitments received and allocate resulting participations in the Facilities (in a way that will result in a Successful Syndication).

7.4                               If by 31 July 2018 the Bookrunners have not received sufficient commitments that (when reflected as participations in the Facilities) would result in a Successful Syndication, the Bookrunners may propose to the Underwriters that the Bookrunners close Syndication, accept the commitments received and allocate resulting participations in the Facilities.

Following that proposal, the Underwriters may either:

(a)                                 instruct the Bookrunners:

(i)                                     to close Syndication; and

(ii)                                  to accept any commitments received and to allocate resulting participations in the Facilities as directed, in each case, by the Underwriters; or

(b)                                 instruct the Bookrunners to continue the Syndication,

and, in each case, the Bookrunners shall comply with those instructions.

7.5                               The Bookrunners may not close Syndication, accept commitments received or allocate participations in the Facilities other than in accordance with either of paragraph 7.3 or 7.4.

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7.6                               Each Company shall give any assistance which the Mandated Lead Arrangers reasonably require in relation to Syndication including, but not limited to:

(a)                                 the preparation, with the assistance of the Mandated Lead Arrangers, of an information memorandum containing all relevant information (including projections) including, but not limited to, information about the Companies  and how the proceeds of the Facilities will be applied (the “Information Memorandum”).  Each Company shall approve the Information Memorandum before the Mandated Lead Arrangers distribute it to potential lenders on behalf of the Companies;

(b)                                 providing any information reasonably requested by the Mandated Lead Arrangers or potential lenders in connection with Syndication;

(c)                                  making available the senior management and representatives of each Company for the purposes of giving presentations to, and participating in meetings with, potential lenders at such times and places as the Mandated Lead Arrangers may reasonably request;

(d)                                 using best efforts to ensure that Syndication benefits from the Companies’ existing lending relationships;

(e)                                  agreeing to such shorter Interest Periods during the Syndication process as are necessary for the purposes of Syndication; and

(f)                                   entering into a syndication agreement in a form to be agreed between the Mandated Lead Arrangers, the relevant Syndication Lenders and each Company.

7.7                               Without limiting the Companies’ obligations to assist with syndication efforts as set forth herein prior to the close of Syndication, the Underwriters agree that their commitments hereunder are not conditioned upon the Syndication of, or receipt of commitments in respect of, the Facilities and in no event will the commencement of the Syndication or the Successful Syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.

8.                                      Information

8.1                               Each Company represents and warrants that:

(a)                                 subject to clause (c) below, the factual information provided to the Mandated Lead Arrangers or the Bookrunners by or on behalf of it (including for the purposes of preparing the Information Memorandum) (the “Information”), taken as a whole and in light of the circumstances in which provided, is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated;

(b)                                 subject to clause (c) below, nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

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(c)                                  any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions, it being understood by the Mandated Lead Arrangers, the Bookrunners and the Underwriters that (i) any financial projections are merely a prediction as to future events and are not to be viewed as facts, (ii) any financial projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Companies, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results may differ and such differences may be material.

8.2                               Each Company shall immediately notify the Mandated Lead Arrangers and the Bookrunners in writing if, at any time prior to the later of the Closing Date and the close of Syndication, any representation and warranty set out in paragraph 8.1 is incorrect or misleading in any material respect and agrees to (or, prior to the Closing Date, with respect to any such Information relating to USG Corporation, its subsidiaries or their respective operations or assets, use its commercially reasonable efforts to cause USG Corporation to) supplement the Information (other than the financial projections) promptly from time to time to ensure that each such representation and warranty is true and correct in all material respects under those circumstances.

8.3                               Each Company acknowledges that the Mandated Lead Arrangers, the Bookrunners and the Underwriters will be relying on the Information without carrying out any independent verification. Notwithstanding the foregoing, the Underwriters agree that their commitments hereunder are not conditioned upon or subject to the accuracy of the representation set forth in this paragraph 8, and notwithstanding anything to the contrary contained in this paragraph 8 but, however, subject to the Certain Funds Provisions the accuracy of such representations will not constitute a condition to the availability of the Facilities on the Closing Date.

9.                                      Indemnity

9.1

(a)                                 Whether or not the Facility Documents are signed, each Company shall within five Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation reasonable, documented and invoiced legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs the Companies of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of affected Indemnified Persons similarly situated, taken as a whole)) in relation to:

(i)                                     the use of the proceeds of the Facilities;

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(ii)                                  any Commitment Document or any Facility Document; and/or

(iii)                               the arranging or underwriting of the Facilities.

(b)                                The Companies will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that such cost, expense, loss or liability (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) any breach by that Indemnified Person or that Indemnified Person’s affiliates of any Commitment Document or any Facility Document or (y) gross negligence or wilful misconduct of that Indemnified Person or any of that Indemnified Person’s Affiliates or controlling persons or any of the officers, directors, employees, agents, partners, advisors or other representatives, advisors, or members or other equity holders of any of the foregoing or (ii) relates to any action, claim, investigation or proceeding between or among Indemnified Persons other than claims against the Mandated Lead Arrangers, the Bookrunners or the Underwriters or their respective affiliates, in each case, in their capacities or in fulfilling their roles as the agent or arranger or any other similar role under the Facilities (excluding their roles as lenders) to the extent such persons are otherwise entitled to indemnification under this paragraph 9.

(c)                                  For the purposes of this paragraph 9:

“Indemnified Person” means each Mandated Lead Arranger, each Bookrunner, the Agent and each Underwriter (also in its capacity as lender), in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

9.2                               No Mandated Lead Arranger, Bookrunner or Underwriter has any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 9.1.

9.3

(a)                                 Each Company agrees that no Indemnified Person has any liability (whether direct or indirect, in contract or tort or otherwise) to that Company or any of its Affiliates for or in connection with anything referred to in paragraph 9.1 above except, following the relevant Company’s agreement to the Commitment Documents, for any such cost, expense, loss or liability incurred by the Company that results from any breach by that Indemnified Person of any Commitment Document or any Facility Document which is in each case finally judicially determined to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(b)                                 Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to a Company or any of its Affiliates or anyone else for consequential losses or damages.

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(c)                                  The Company represents to the Mandated Lead Arrangers, the Bookrunners and Underwriters that:

(i)                                     it is acting for its own account and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)                                  it is not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers, the Bookrunners or Underwriters as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction.  No communication (written or oral) received from any or all of the Mandated Lead Arrangers, Bookrunners or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)                               it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.  It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)                              no Mandated Lead Arranger, Bookrunner or Underwriter is acting as a fiduciary for it in connection with the Transaction.

10.                               No Front-running

Each of the Mandated Lead Arrangers, Bookrunners and Underwriters agrees and acknowledges that:

(a)                                 it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)                                 if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers, Bookrunners and Underwriters may suffer loss or damage and its position in future financings with the other Mandated Lead Arrangers, Bookrunners and Underwriters and the Company may be prejudiced;

(c)                                  if it or any of its Affiliates engages in any Front Running the other Mandated Lead Arrangers, Bookrunners and Underwriters retain the right not to allocate to it a participation under the Facilities;

(d)                                 it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

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For the purposes of this paragraph 10:

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility/ies, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a Syndication Lender:

(a)                                 communication with any person or the disclosure of any information to any person in relation to a Facility Interest; or

(b)                                 making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)                                  entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)                                     made to or entered into with an Affiliate;

(ii)                                  an act of a Mandated Lead Arranger (or its Affiliate), a Bookrunner (or its Affiliate) or Underwriter (or its Affiliate) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility/ies; or

(iii)                               made to or entered into with another Mandated Lead Arranger (or its Affiliate), another Bookrunner (or its Affiliate) or another Underwriter (or its Affiliate) in connection with the facilitation of either Syndication or initial drawdown under the Facility/ies.

“Target Group” means the Target and its subsidiaries.

This paragraph 10 is for the benefit of the Mandated Lead Arrangers, the Bookrunners and Underwriters only.

11.                               Confidentiality

The Mandated Lead Arrangers, the Bookrunners and Underwriters and the Companies acknowledge that the Commitment Documents and the Confidential Information are confidential and that neither the Companies (solely in the case of the Commitment Documents) nor the Mandated Lead Arrangers, the Bookrunners and Underwriters shall, without the prior written consent (such consent not to be unreasonably withheld or delayed) of the respective other party, disclose the Commitment Documents, their contents or the Confidential Information to any other person except:

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(a)                                 disclosure by the Companies of the Commitment Documents (other than the Fee Letters) and their contents to USG Corporation and its advisors;

(b)                                 disclosure by the Mandated Lead Arrangers and the Companies to rating agencies;

(c)                                  as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(d)                                 to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(e)                                  (i) a redacted version of the Fee Letters may be disclosed to USG Corporation  and its employees or professional advisers for the purposes of the Facilities on a confidential basis (with the only redactions relating to fee amounts and no such redactions relating to conditionality) and (ii) the aggregate fee amounts contained in the Fee Letters as part of pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts and related to the Transactions to the extent customary.

Notwithstanding the above, the Mandated Lead Arranger, the Bookrunners and Underwriters may disclose the Term Sheet and the Confidential Information to (a) its Affiliates (on a need to know basis), and (b) potential lenders within Syndication upon receipt of a confidentiality undertaking from such potential lender substantially in the then current recommended form of the Loan Market Association.

12.                               Publicity/Announcements

12.1                        All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers and the Companies.

12.2                        No announcements regarding the Facilities or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of the Companies.

12.3                        Notwithstanding paragraph 12.2 above, the Mandated Lead Arrangers may use certain details of the transaction for league table and marketing purposes without the consent of the Companies (but limited to  the volume, signing date, tranches, tenor, bank names and roles, as well as the use of the Companies’ logos for electronic marketing tombstones).

13.                               Conflicts

13.1                        Each Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this or other transactions.

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13.2                        Each Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

13.3                        The Mandated Lead Arrangers, Bookrunners and Underwriters shall not use (and shall obtain the agreement of any of its assignees or potential assignees to not use) Confidential Information obtained from the Companies or their Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons or disclose or use such Confidential Information in violation of any applicable law.

13.4                        Each Company acknowledges that the Mandated Lead Arrangers, Bookrunners and Underwriters have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

14.                               Assignments

Neither the Companies nor the Mandated Lead Arrangers, the Bookrunners and Underwriters shall assign any of its rights or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the Companies and the other Mandated Lead Arrangers, the Bookrunners and Underwriters.

15.                               Termination

15.1                        In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on 1 September 2019 (or such earlier date on which the Merger Agreement is terminated by the Companies in accordance with its terms and the Companies publicly announce their intention not to proceed with the Acquisition), then this letter, the Term Sheets and the commitments hereunder and thereunder of the Mandated Lead Arrangers, the Bookrunners and the Underwriters shall automatically terminate without further action or notice and without further obligation to the Companies unless the Mandated Lead Arrangers, the Bookrunners and the Underwriters may agree, in their discretion, to an extension.

16.                               Survival

16.1                        Except for paragraphs 2 (Conditions), 3 (Underwriting Proportions) and 15 (Termination) the terms of this letter shall survive and continue after the Facility Documents are signed.

16.2                        Without prejudice to paragraph 16.1, paragraphs 5 (Fees, Costs and Expenses), 6 (Payments), 9 (Indemnity), 11 (Confidentiality), 12 (Publicity/Announcements), 13 (Conflicts) and 15 (Termination) to 19 (Miscellaneous) inclusive shall survive and continue after any termination of the obligations of any Mandated Lead Arranger, Bookrunner or Underwriter under the Commitment Documents provided that the provisions under paragraphs 5 (Fees, Costs and Expenses) and paragraph 11

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(Confidentiality) shall only survive and continue after the Facility Documents are signed to the extent such provisions are not contained therein.

17.                               Entire Agreement

17.1                        The Commitment Documents set out the entire agreement between the Companies and the Mandated Lead Arrangers, the Bookrunners and the Underwriters as to arranging, managing the primary syndication of and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

17.2                        If, at any time, any provision of any of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of that Commitment Document nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction will in any way be affected or impacted.

17.3                        Any provision of a Commitment Document, including this paragraph 17.3, may only be amended or waived in writing signed by the Companies and each of the Mandated Lead Arrangers, Bookrunners and Underwriters.

18.                               Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

19.                               Miscellaneous

19.1                        The parties to this letter agree that for reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

19.2                        The parties to this letter agree that should at any time, any provisions of this letter be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this letter will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties intent to uphold this letter even without the void, invalid or ineffective provisions. The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this letter if they had considered the point at the time of conclusion of this letter. In the event of any unintended omission or unintended gap (Regelungslücke), a provision shall be deemed agreed upon, which the parties would have agreed upon if the issue had been considered from the outset.

19.3                        This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by German law.

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19.4                        The courts of Frankfurt am Main, Germany have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this letter or the negotiation of the transaction contemplated by this letter).

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Yours faithfully

For and on behalf of

Commerzbank Aktiengesellschaft as Mandated Lead Arranger

/s/ Michael Stark	/s/ J. Huber
Name: Michael Stark	Name: J. Huber
Title: Managing Director	Title: Director

For and on behalf of

UniCredit Bank AG as Mandated Lead Arranger

/s/ Stefan C. Koller	/s/ Markus Wiegand
Name: Stefan C. Koller	Name: Markus Wiegand
Title: Managing Director	Title: Director

For and on behalf of

Commerzbank Aktiengesellschaft as Bookrunner

/s/ Jona Scheulen	/s/ Christian Müller
Name:Jona Scheulen	Name: Christian Müller
Title: AVP	Title: Director

For and on behalf of

UniCredit Bank AG as Bookrunner

/s/ Stefan C. Koller	/s/ Markus Wiegand
Name: Stefan C. Koller	Name: Markus Wiegand
Title: Managing Director	Title: Director

[Project Worldcup — signature pages — Commitment Letter]

For and on behalf of

Commerzbank Aktiengesellschaft as Underwriter

/s/ Jona Scheulen	/s/ Christian Müller
Name: Jona Scheulen	Name: Christian Müller
Title: AVP	Title: Director

For and on behalf of

UniCredit Bank AG as Underwriter

\s\ Stefan C. Koller	\s\ Markus Wiegand
Name: Stefan C. Koller	Name: Markus Wiegand
Title: Managing Director	Title: Director

[Project Worldcup — signature pages — Commitment Letter]

We acknowledge and agree to the above:

For and on behalf of

Gebr. Knauf KG

/s/ Martin Stürmer	/s/ Jörg Schanow
Name: Martin Stürmer	Name: Jörg Schanow
Title: Authorized Signatory	Title: Authorized Signatory

For and on behalf of

World Cup Acquisition Corporation

/s/ Jörg Schanow
Name: Jörg Schanow	Name:
Title: Director	Title:

[Project Worldcup — signature pages — Commitment Letter]

Annex 1

Transaction Description

The Companies intend to acquire (the “Acquisition”) all issued and outstanding capital stock of USG Corporation (the “Target”), pursuant to the Merger Agreement. In connection with the Acquisition, (a) Company 1 will obtain the German Facilities to capitalise Company 2, (b) Company 2 will obtain the USD Facilities, (c) Company 2 will merge with and into the Target (the “Merger”) and, from and after the effectiveness of the merger referred to above, the Target will assume all obligations of Company 2, including the obligations of Company 2 to repay the USD Facilities, (d) the holders of certain existing indebtedness of the Target outstanding as of the Closing Date under  4.875% senior notes due 2027 issued by the Target and/or the existing 5.50% senior notes due 2025 issued by the Target (the “Existing Bond Debt”) may elect to put such Existing Bond Debt to the Target pursuant to a change of control redemption election following the Acquisition, and in such event the Underwriters will lend up to USD 858,500,000 under the backstop facility to finance such redemptions and (e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transaction”.

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APPENDIX 1

German Facilities Term Sheet

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GERMAN FACILITIES TERM SHEET

EUR 2,750,000,000 FACILITIES FOR GEBR. KNAUF KG

The provision of the Facilities is subject to the terms and conditions of the Commitment Letter and satisfactory documentation.

8 June 2018

COMMERZBANK AKTIENGESELLSCHAFT AND UNICREDIT BANK AG

PARTIES

Company:	Gebr. Knauf KG.

Borrower:	The Company.

Guarantors:

Knauf International GmbH and Knauf Gips KG subject to German law limitation language for up-stream and cross-stream guarantees to the extent the guarantee is granted by an entity incorporated in Germany in the legal form of a GmbH or GmbH & Co KG.

Mandated Lead Arrangers, Bookrunners and Underwriters:	Commerzbank Aktiengesellschaft (or any of its affiliates) and UniCredit Bank AG (or any of its affiliates).

Documentation Agent:	UniCredit Bank AG.

Lenders:	As selected by the Mandated Lead Arrangers in consultation with the Company.

Agent:	COMMERZBANK Finance & Covered Bond S.A..

Obligors:	The Borrower and the Guarantors.

Additional Obligors:

A mechanism will be included in the Agreement to enable any Subsidiary of the Company which has been approved by all of the Lenders to accede as borrower and/or guarantor. A mechanism will also be included to enable Borrowers and Guarantors to resign with the consent of all the Lenders.

Group:	The Company and all its Subsidiaries (for the avoidance of

doubt, excluding the JVs).

Subsidiary:	A subsidiary within the meaning of sections 15 to 17 of the German Stock Corporation Act (Aktiengesetz) or a subsidiary (Tochterunternehmen) within the meaning of section 290 HGB.

JVs:

The existing joint ventures USG Boral Building Products Pte. Limited (Singapore) between USG Netherlands Global Holdings B.V. and Boral International Pty Limited (Australia) and USG Boral Building Products Pty. Limited between USG Netherlands Global Holdings B.V. and Boral Building Materials Pty Limited.

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EUR 2,250,000,000 TERM LOAN FACILITY (“Facility A”)

Facility:	Term Loan Facility.

Amount:	EUR 2,250,000,000.

Termination Date:	4 years after the earlier of (i) the date of the first utilisation under Facility A and (ii) 30 September 2018.

Purpose:

Capitalisation of World Cup Acquisistion Corporation (“Bidco”), a wholly-owned indirect subsidiary of the Company for the purpose of Bidco to be able to make an acquisition offer for the purchase of shares in USG Corporation (the “Target”) (the “Acquisition”).

Availability Period:	From the date of signing of the Agreement (the “Signing Date”) to 1 September 2019.

Minimum Amount of each Loan:	EUR 10,000,000.

Maximum Number of Loans:	No more than 3 Loans may be outstanding.

Repayment:	In the following instalments:

	Date	Amount (Percentage of Utilisation on the Closing Date)
	31 December 2019	25%
	31 December 2020	25%
	31 December 2021	25%
	Termination Date	the remainder

provided that the repayment amount shall be reduced by any preceding voluntary prepayments during the relevant calendar year. For the avoidance of doubt, if voluntary prepayments in the amount of 25% or more of the Utilisation on the Closing Date have been made during a calendar year, no mandatory repayment will be due at year end.

Voluntary Prepayment:

Loans may be prepaid after the last day of the Availability Period in whole or in part on five Business Days’ prior notice (but, if in part, by a minimum of EUR 10,000,000).  Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Any amount prepaid may not be redrawn.

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EUR 500,000,000 (or the equivalent in USD) REVOLVING
LOAN FACILITY (“Facility B”)

Facility:	Revolving Loan Facility which may be utilised by way of drawing of loans and Ancillary Facilities.

Amount:	EUR 500,000,000 (or the equivalent in USD)

Termination Date:	3 years after the earlier of (i) the date of the first utilisation under Facility B and (ii) 30 September 2018.

Purpose:

General corporate purposes (and with regard to the Ancillary Facilities, the repayment of the Target’s Fifth Amended and Restated Credit Agreement dated as of May 1, 2017, as amended, with the lenders that are parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and Canadian administrative agent (the “Target Credit Agreement”), including the cash collateralization of any letters of credit issued under the Target Credit Agreement).

Availability Period:	From the Signing Date to the date falling one month prior to the Termination Date.

Minimum Amount of each Loan:	EUR 1,000,000 or USD 1,000,000, if applicable.

Maximum Number of Loans/Utilisations:	No more than 20 Loans may be outstanding.

Repayment:	Each Loan shall be repaid on the last day of its Interest Period.

Voluntary Prepayment:

Loans may be prepaid in whole or in part on five Business Days’ prior notice (but, if in part, by a minimum of EUR 1,000,000 or USD 1,000,000, if applicable). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Ancillary Facilities:

(a)         One or several Ancillary Facilities will be made available by:

(i) prior or/on the Closing Date: the Lenders or Affiliates of the Lenders on a pro rata basis (as part of the Lenders’ participation in the Facility B in the same proportion as their participations in Facility B) (the “Closing Date Ancillary Facilities”); and

(ii) after the Closing Date: a consenting Lender or an Affiliate of a Lender (as all or part of that Lender’s participation in the Facility B),

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in each case, to the Borrower, the Target, CGC, Inc. or any other subsidiary of the Target which is a borrower under the Target Credit Agreement.

(b)         Ancillary Facilities may consist of overdraft, guarantee, bonding, documentary or stand-by letter of credit, short term loan, derivatives or foreign exchange facilities or any other facility or accommodation agreed between the Company and the relevant Lender(s).

Maximum Ancillary Commitments:

The maximum aggregate amount of Ancillary Commitments shall not exceed the EUR equivalent of USD 220,000,000, provided that the Closing Date Ancillary Facilities may only be utilised up to an amount which is required to fully discharge the amount of any outstanding indebtedness (including any outstanding letters of credit) under the Target Credit Agreement on the Closing Date.

PRICING

Underwriting Fee:	As set out in a separate fee letter.

Participation Fee:	As set out in a separate fee letter.

Agency Fee:	As set out in a separate fee letter.

Utilisation Fee for Facility B only:	Increase of the applicable Margin by: 5 bps if less than 33% utilised 10 bps if 33% to 67% utilised 20 bps if more than 67% utilised

Commitment Fee/ Ticking Fee (for both Facilities):

In relation to Facility A:

0 per cent. per annum on the applicable Margin in the first two months from the earlier of (i) the date falling six weeks after the signing of the Commitment Letter and (ii) the Signing Date (the “Commitment Fee Starting Date”);

10 per cent. per annum on the applicable Margin in the third month from the Commitment Fee Starting Date;

20 per cent. per annum on the applicable Margin in the fourth month to and including the sixth month from the Commitment Fee Starting Date;

30 per cent. per annum after the sixth month from the

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Commitment Fee Starting Date.

In relation to Facility B:

0 per cent. per annum in the first two months from the Commitment Fee Starting Date;

10 per cent. per annum in the third month from Commitment Fee Starting Date;

20 per cent. per annum in the fourth month to and including the sixth month from the Commitment Fee Starting Date,

provided that after the earlier of (i) the day of the first utilisation under Facility B and (ii) the date which is six months after the Commitment Fee Starting Date the commitment fee shall be 35 per cent. per annum, in each case on the unused and uncancelled amount of the applicable Facility for the applicable Availability Period. Accrued commitment fee is payable quarterly in arrear during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of any Facility at the time a full cancellation is effective.

Margin:

Facility A:                                        42.5 bps per annum;

Facility B:                                        35 bps per annum,

subject to the Margin Grid below for the relevant Net Debt to EBITDA ratio on a pro forma consolidated basis of the Group (including the Target group).

Adjustments of the Margin according to the below Margin Grid will be done on a quarterly basis based on the preceding 12 months period.

While an Event of Default is continuing, the Margin for each Facility A and Facility B shall be the highest rate set out below for a Loan under that Facility.

For the purpose of the Margin Grid:

“EBITDA” means:

revenues

./. decrease, + increase in finished and unfinished products and services

+ other capitalized own work

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+ other operating income

./. cost of materials

cost of raw materials, supplies and trading stock

cost of purchased services

./. personnel expenses

wages and salaries

social security, pension and other benefit costs

./. other operating expenses.

“Financial Debt” means

•                  moneys borrowed and debit balances at banks or other financial institutions;

•                  any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

•                  any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument.

•                  any finance lease; and

•                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis).

“Net Debt” means Financial Debt less cash and cash equivalents (including short-term securities).

Margin Grid Facility A:	>3x	122.5 bps

	2.5-<3x	92.5 bps

	2 – <2.5x	72.5 bps

	1.5-<2x	57.5 bps

	1-<1.5x	42.5 bps

	0.5-<1x	37.5 bps

	<0.5x	32.5 bps

Margin Grid Facility B:	>3x	105 bps

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	2.5-<3x	85 bps

	2-<2.5x	65 bps

	1.5-<2x	50 bps

	1-<1.5x	35 bps

	0.5-<1x	30 bps

	<0.5x	25 bps

For drawings in USD an increase of 20 bps will apply across the grid for Facility B.

Interest Periods for Loans:	3 or 6 months for Facility A and 1, 2, 3 or 6 months for Facility B, or, in each case, any other period agreed between the Company, the Agent and the Lenders (in relation to the relevant Loan).

Interest on Loans:	The aggregate of the applicable:

(a) Margin; and

(b) interest rate.

Interest rate:

EURIBOR (or LIBOR for Facility B, if applicable (or, once LIBOR is no longer available) its successor rate, as agreed upon between the parties)) set by reference to Thomson Reuters (and, if necessary, the use of linear interpolation) or, if not available, by reference to specified fallbacks and if the rate is less than zero, it shall be deemed to be zero.

Payment of Interest on Loans:

Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

Default interest:	In case of payment default, 1.00 per cent. per annum above the highest Margin.

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OTHER TERMS

Documentation:

The Facilities will be made available under a facilities agreement (the “Agreement” and together with all related fee letters and any other “Finance Documents” defined in the Agreement, the “Finance Documents”) based on the current recommended form of the German law investment grade syndicated facility agreement of the LMA and otherwise in form and substance satisfactory to the Mandated Lead Arrangers (the “Documentation Principles”).

Prepayment and Cancellation:	As of the Signing Date: (a) Illegality A Lender may cancel its commitment and require prepayment of its share of the Loans.

(b)                                 Change of Control

If members of the Knauf Family cease to directly or indirectly control the Company (it being understood and agreed that control can be exercised directly by one or several members of the Knauf Family and/or indirectly (for example via holding companies (Beteiligungsgesellschaften) or trusts (Stiftungen)):

(1) a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(2) a Lender may by not less than 60 days’ notice cancel its commitments and require immediate repayment of all its participations in any Loans.

“control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Knauf Family” means each of Alfons and Karl Knauf and their respective spouses and their descendants, from time to time.

Following the initial Utilisations on the Closing Date:

(c) Increased Costs, Tax Gross Up and Tax Indemnity The Company may cancel the commitment of and

9

prepay any Lender that makes a claim under these provisions.

(d) Voluntary Cancellation The Company may, on not less than five Business Days’ prior notice, cancel the whole or any part (being a minimum of EUR 10,000,000) of an Available Facility.

Mandatory Prepayment:	(a) Proceeds from the sale of Target shares

(b) Proceeds from the unwinding of the Acquisition

Representations:

Subject to the Certain Funds Provisions, each Obligor will make each of the following representations on the Signing Date and in the case of those representations marked with an asterisk (*) on the date of each Utilisation Request and the first day of each Interest Period:

(a) status*

(b) binding obligations (subject to legal reservations)*

(c) non conflict with other obligations*

(d) power and authority*

(e) validity and admissibility in evidence of the Finance Documents (subject to legal reservations)*

(f) governing law and enforcement (subject to legal reservations)*

(g) no deduction of tax

(h) no filing or stamp taxes

(i) no Event of Default and no default under other documents which has or is reasonably likely to have a Material Adverse Effect*

(j) no misleading information*

(k) financial statements (repeating with respect to its most recent financial statements only)

(l) pari passu ranking*

(m) no proceedings

(n) no insolvency with respect to itself and any of its Material Subsidiaries.

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“Material Subsidiary” means a Subsidiary of an Obligor that comprises more than 2.5% of the revenues or EBITDA of the Group.

Information Undertakings:	The Company shall supply each of the following:

(a)                                 as soon as they become available, but in any event within 210 days of the end of its financial years its audited consolidated financial statements together with the unconsolidated financial statements (audited if available or required by law to be prepared) of each Obligor and a consolidated pro forma cash flow calculation;

(b)                                 as soon as they become available, but in any event within 60 days of the end of each of its financial quarter its consolidated quarterly management reports (consisting of P&L, and B/S and including a calculation of the relevant Net Debt to EBITDA Ratio for the preceding 12 months period);

(c) before its financial year end, a budget for the following financial year;

(d) all documents dispatched by the Company to its creditors generally (or any class of them);

(e) details of any material litigation, arbitration or administrative proceedings or any material judgment, which, if adversely determined, is likely to have a Material Adverse Effect; and

(f) such other information as any Finance Party (through the Agent) may reasonably request (i) that is required by that Finance Party in order to comply with any applicable laws or regulations; and

(ii) following a Default which is continuing regarding the financial condition, assets and operations of the Group.

The Company shall promptly notify the Agent of any Default.

Customary undertakings relating to the provision by the Obligors of information for any “know your customer” checks required to be carried out by the Agent and the Lenders shall be included in the Agreement.

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The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.

General Undertakings:	The following undertakings (subject to such qualifications and exceptions as may be agreed) will be included in respect of the entities listed next to the respective undertakings:

(a) authorisations (each Obligor)

(b) compliance with laws (each Obligor, Material Subsidiaries)

(c) negative pledge subject to agreed exceptions and appropriate basket amounts (each Obligor, other members of the Group)

(d)                                 restriction on disposals subject to agreed exceptions (including, but not limited to, any disposal of the JVs as a result of the Acquisition and a potential disposal of Knauf Insulation Inc. by way of a merger with any member of the Target Group) and appropriate basket amounts (each Obligor, other members of the Group)

(e) restriction on merger (exemptions will, inter alia, require that the Company will be the surviving entity) (each Obligor)

(f) no change of business (each Obligor)

(g)                                  restriction on subsidiary financial indebtedness subject to agreed exceptions (including, but not limited to, any facility for the refinancing of intra-group debt provided to Knauf Insulation Inc. up to a total amount of USD 175,000,000 (or the equivalent in other currencies) and appropriate basket amounts (each Obligor and other members of the Group, but excluding the Company)

(h) no material amendments to the Merger Agreement without the consent of the Agent (acting upon the instruction of all the Lenders not to be unreasonably withheld or delayed) (Company)

(i) Anti-corruption, anti-money laundering, sanctions subject to carve outs for anti-boycott laws in Germany and the EU or similar laws in other jurisdictions (Obligor, other members of the Group)

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Events of Default:

Each of the following (subject to such qualifications, exceptions, thresholds and remedy periods as may be agreed) will be included in the Agreement in respect of an Obligor and, with respect to paragraphs (d), (e), (f) and (g) in relation to the Obligors and any Material Subsidiary:

(a) non-payment unless failure to pay is caused by administrative or technical error and payment is made within 4 Business Days of its due date

(b)                                 failure to comply with any other obligations under the Finance Documents unless such failure is capable of remedy and is remedied within 15 Business Days of the earlier of (i) Agent giving notice and (ii) the Company becoming aware of it

(c) misrepresentation

(d) cross default, subject to an agreed minimum amount

(e) insolvency

(f) insolvency proceedings

(g) creditors’ process

(h) unlawfulness

(i) repudiation

(j) After the Closing Date: Material Adverse Effect.

Material Adverse Effect:

means:

(a)                                 on the Closing Date, a Merger Agreement Material Adverse Effect; and

(b)                                 thereafter, a material adverse effect on:

(i)                                     the business, operations or financial condition of the Company or the Group taken as a whole; or

(ii)                                  the ability of any Obligor to perform its payment obligations under the Finance Documents.

Majority Lenders:	66 2/3% of total commitments.

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Assignments and Transfers by Lenders:

A Lender may assign any of its rights or transfer by way of an assumption of contract (Vertragsübernahme) any of its rights and obligations (“transfer”) to another bank, financial institution or fund which is regularly engaged in making, purchasing or investing in loans, securities or other financial assets.

The consent of the Company will be required (not to be unreasonably withheld or delayed) unless the transfer or assignment:

(a)                                 is to an entity identified on a list agreed by the Company and the Mandated Lead Arranger;

(b)                                 is to another Lender or an Affiliate of any Lender; or

(c)                                  is made when an Event of Default is continuing.

The Company will be deemed to have given its consent if no express refusal is received by the requesting Lender or the Agent within 5 Business Days of the Company having been notified of the proposed assignment or transfer.

Replacement of Lender:	A mechanism will be included in the Agreement pursuant to which the Company may, subject to certain conditions, replace:

(a) a Lender which has not consented to a waiver or amendment requiring the consent of all Lenders and to which Lenders holding an aggregate of 85 per cent. of the total commitments have consented;

(b) a Lender to which an Obligor becomes obliged to pay an amount pursuant to the illegality, increased costs or tax gross-up provisions of the Agreement; and

(c) a Defaulting Lender.

Conditions Precedent for initial Utilisation:	For Facility A and Facility B, subject to the Certain Funds Provisions, solely as set out in Schedule 1 (Conditions Precedent). To be satisfied or waived prior to initial Utilisation.

Condition Precedent for each Utilisation after the initial Utilisation:

In the case of a Rollover Loan, no acceleration or Major Event of Default, in the case of any other Loan, no default is continuing or would result from the proposed Loan.

“Major Event of Default” means any Event of Default pursuant to paragraphs (a), (d), (e), (f) and (g).

14

Certain funds:

During the period commencing on the Signing Date and ending on the last day of the Availability Period for Facility A, the Finance Parties shall be restricted from exercising certain rights which would prevent or limit the making of the initial Utilisations on the Closing Date, including without limitation the exercise of any rights or remedies due to the failure of any representation (other than a Specified Representation and/or a Specified Merger Agreement Representation) to be true and correct on (i) the Signing Date or (ii) the Closing Date.

Miscellaneous Provisions:

The Agreement will contain provisions relating to, among other things, default interest, market disruption, breakage costs (excluding the Margin), tax gross up and indemnities, FATCA (Rider 3 — Lenders’ risk) provisions, increased costs (subject to carve outs), set-off and administration.

Costs and Expenses:	As set out in the Commitment Letter.

Governing Law:	German.

Jurisdiction:	Courts of Frankfurt am Main, Germany.

Definitions:	Terms defined in the Commitment Letter have the same meaning in this Term sheet unless given a different meaning in this Term sheet.

15

Schedule 1

(Conditions Precedent)

The following in relation to the Obligors in form and substance reasonably satisfactory to the Agent:

(a)                          constitutional documents (to the extent publically available in the commercial register (Handelsregister));

(b)                          resolution of the partners/shareholders;

(c)                           Officer`s certificate (including specimen signatures) certifying that each copy document listed under (a) and (b) above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date;

(d)                          Customary legal opinions by (i) Lenders’ counsel on the enforceability of the Finance Documents and (ii) Company’s counsel on capacity and other customary matters (such as, but not limited to, enforcement without further review of the merits and no violation of articles) in the Obligors’ jurisdiction of incorporation, formation or organization;

(e)                           the Agreement;

(f)                            the Closing Date Ancillary Facilities agreements, if any;

(g)                           the fee letters;

(h)                          latest available annual financial statements relating to the Obligors;

(i)                              evidence of payment of all fees, costs and expenses then due from the Company under the Finance Documents; and

(j)                             a certificate of the Company confirming that: (i) all of the conditions precedent set out in the Merger Agreement for each party’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the Closing Date) have been satisfied or waived and (ii) the Merger Agreement has not been amended, varied, waived or terminated in a manner materially adverse to the Lenders or the Mandated Lead Arrangers, in their capacities as such, without the consent of the Agent who acts for and behalf of all the Lenders (such consent not to be unreasonably withheld, delayed or conditioned and the Agent shall be deemed to have consented to any amendment, wavier, supplement, modification or waiver to the Merger Agreement if no written objection thereto is received by the Companies within ten Business Days after request for such consent); provided that (a) any reduction in the Merger Consideration (as defined in the Merger Agreement) will be deemed not to be materially adverse so long as such reduction is allocated unless the Mandated Lead Arrangers otherwise consent, to reduce Facility A under the USD Facilities and the Payment Fund on a pro rata basis, (b) any increase in the purchase price will be deemed to be not materially adverse to the Lenders or Mandated Lead Arrangers so long as such increase is funded by an increase in the Payment Fund, (c) any amendment, modification or waiver to the definition of “Material Adverse Effect” under the Merger Agreement will be deemed materially adverse to the interests of the Lenders and the Mandated Lead Arrangers.

APPENDIX 2

USD Facilities Term Sheet

USD FACILITY TERM SHEET

USD 800,000,000 TERM LOAN FACILITY AND UP TO USD 858,500,000 BACKSTOP FACILITY FOR PROJECT WORLDCUP

The provision of the Facilities is subject to the terms and conditions of the Commitment Letter and satisfactory documentation

Facilities as follows:

1.                                          USD 800,000,000 Term Loan Facility (“Facility A”) - see Part 1; and

2.                                          Up to USD 858,500,000 Backstop Facility (“Facility B”) - see Part 2.

With pricing as set out in Part 3 and other terms as set out in Part 4. The facilities set out in Parts 1 and 2 inclusive are the “Facilities”.

8 June 2018

COMMERZBANK AKTIENGESELLSCHAFT AND UNICREDIT BANK AG

PART 1

FACILITY A

Facility:	Term loan facility.

Amount:	USD 800,000,000.

Borrower:	The Company.

Mandated Lead Arrangers, Bookrunners and Underwriters:	Commerzbank Aktiengesellschaft Filiale Luxembourg (or any of its affiliates) and UniCredit Bank AG (or any of its affiliates).

Lenders:	As selected by the Mandated Lead Arrangers in consultation with the Company.

Ranking:	Pari passu with Facility B.

Termination Date:	5 years after the earlier of (i) the date of the first utilisation under Facility A and (ii) 30 September 2018.

Purpose:

To finance:

(a)                          a part of the purchase price for USG Corporation; and

(b)                          the payment of costs and expenses incurred by the Company or any other member of the Target Group in connection with the Acquisition and the Transaction Documents,

as described in an agreed funds flow statement.

Availability Period:	From the date of signing of the Agreement (the “Signing Date”) to 1 September 2019.

Limitation on Utilisation:	A Loan may only be made on the Closing Date.

Minimum Amount of each Loan:	USD 10,000,000.

Maximum Number of Loans:	No more than 3 Loans under Facility A may be outstanding.

Repayment:	In the following instalments:

	Date	Amount (percentage of Utilisation on the Closing Date)
	31 December 2019	20%
	31 December 2020	20%

31 December 2021	20%
30 December 2022	20%
Termination Date	the remainder

provided that the repayment amount shall be reduced by any preceding voluntary prepayments during that calendar year. For the avoidance of doubt, if voluntary prepayments in the amount of 20 % or more of the Utilisation on the Closing Date have been made during a calendar year, no repayment instalment will be due at year end.

If a member of the Target Group receives JV Proceeds (as defined below) which are to be applied in the mandatory prepayment of Facility A, such mandatory prepayment amount shall be applied against the repayment instalments in inverse chronological order.

PART 2

FACILITY B

Facility:	Backstop term loan facility.

Amount:	Up to USD 858,500,000.

Borrower:	The Company.

Mandated Lead Arrangers, Bookrunners and Underwriters:	As for Facility A.

Lenders:	As selected by the Mandated Lead Arrangers in consultation with the Company.

Ranking:	Pari passu in right of payment with Facility A and the Company’s other senior indebtedness.

Termination Date:	1 year after the first utilisation with two extension options of 6 months each.

Purpose:

Payment of put price in connection with bonds validly put to USG Corporation pursuant to the put right of bond holders triggered by the Acquisition under the existing 4.875% senior notes due 2027 issued by USG Corporation and/or the existing 5.50% senior notes due 2025 issued by USG Corporation, in each case including all fees and expenses in connection therewith.

Availability Period:	4 months from the Closing Date.

Minimum Amount of each Loan:	USD 500,000.

Maximum Number of Loans:	No more than 15 Loans under Facility B may be outstanding.

Repayment:	Bullet repayment at the (extended) Termination Date.

PART 3

PRICING

Underwriting Fee:	As set out in a separate fee letter.

Agency Fee (including Security Agent fee, if any):	As set out in a separate fee letter.

Commitment/Ticking Fee in respect of Facility A and Facility B:

0 per cent. of the applicable Margin per annum in the first two months from the earlier of (i) the date falling six weeks after the signing of the Commitment Letter, and (ii) the Signing Date (the “Commitment Fee Starting Date”);

10 per cent. of the applicable Margin per annum in the third month from the Commitment Fee Starting Date;

20 per cent. of the applicable Margin per annum in the fourth month to and including the sixth month from the Commitment Fee Starting Date; and

30 per cent. of the applicable Margin per annum after the sixth month from the Commitment Fee Starting Date,

in each case on the unused and uncancelled amount of the applicable Facility for the applicable Availability Period. Accrued commitment fee is payable quarterly in arrear during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of any Facility at the time a full cancellation is effective.

Participation Fee	As set out in a separate fee letter.

Extension Fee (for Facility B only):	25 bps on the total Facility B Loans then outstanding (for each Lender according to its participation).

Margin:

Facility A:                initial Margin to be set at 1.25 per cent. per annum until the Closing Date and thereafter the Margin will be subject to the Margin Ratchet set out below for the relevant Leverage ratio on a consolidated basis of the Company and the Target Group; and

Facility B:                0.75 per cent. per annum with a quarterly step-up of 20 bps from the date of first utilisation.

Margin Ratchet for Facility A:	>3x	165 bps
	2.5-<3x	125 bps
	2-<2.5x	100 bps
	<2x	90 bps

Adjustments of the Margin according to the above Margin Ratchet will be done on a quarterly basis based on the preceding 12 month period.

If the compliance certificate relating to the relevant annual audited financial statements of the Target Group shows:

(a)         that a higher rate of Margin should have applied during a certain period, then the Company pay to the Agent the amount necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate applied during such period; and

(b)         that a lower rate of Margin should have applied during a certain period, then the difference shall be netted against the next interest payments to be made by the Company to put the Company in the position it would have been in had the appropriate rate applied during such period provided that such netting shall be limited in respect of any Lender to the excess Margin which that Lender has received as a result of such Lender being a Lender during the period in which the lower rate should have applied, provided that, for the avoidance of doubt, the adjustments of the Margin according to the above Margin Ratchet will be done on a quarterly basis.

While an Event of Default is continuing, the Margin for each Facility A and Facility B shall be the highest rate set out above for a Loan under that Facility.

Interest Periods for Loans:	3 or 6 months for Facility A and 1, 2, 3 or 6 months for Facility B, or, in each case, any other period agreed between the Company, the Agent and the Lenders (in relation to the relevant Loan).

Interest on Loans:	The aggregate of the applicable:

(a) Margin; and

(b) LIBOR (or, once LIBOR is no longer available) its

successor rate, as agreed upon between the parties),

set by reference to Thomson Reuters (and, if necessary, the use of linear interpolation) and if the rate is less than zero, it shall be deemed to be zero.

Payment of Interest on Loans:

Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

Default interest:	In case of payment default, 1.00 per cent. per annum above the highest margin.

PART 4

OTHER TERMS

Documentation:

The Facilities will be made available under a facilities agreement (the “Agreement” and together with all related fee letters and any other Finance Documents defined in the Agreement, the “Finance Documents”) based on this Term Sheet and based on the current LMA Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions (Senior/Mezzanine) adjusted to reflect German law and in form and substance satisfactory to the Company and the Mandated Lead Arrangers (the “Documentation Principles”).

Agent:	COMMERZBANK Finance & Covered Bond S.A..

Security Agent:	COMMERZBANK Finance & Covered Bond S.A..

Documentation Agent:	UniCredit Bank AG.

Bidco:	World Cup Acquisition Corporation.

Company:	Initially, Bidco, a Delaware corporation and following effectiveness of the merger by operation of law, USG Corporation.

Target Group:	USG Corporation and all its Subsidiaries (for the avoidance of doubt, excluding the JVs and their Subsidiaries).

Subsidiary:	A subsidiary within the meaning of sections 15 to 17 of the German Stock Corporation Act (Aktiengesetz) or a subsidiary (Tochterunternehmen) within the meaning of section 290 HGB.

Original Guarantor:	The Company.

Additional Guarantors:

Following the Closing Date, United States Gypsum Company, USG Interiors, LLC and USG Foreign Investments, Ltd. shall accede to the Agreement as Additional Guarantors within 90 days of the Closing Date (subject to customary guarantee limitation language).

Guarantor Coverage Test

The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Target Group) must exceed 80% of EBITDA of the Target Group.

The Guarantor Coverage Test will first be tested on the date falling 180 days after the Closing Date on the basis of the most recent annual financial statements then available. Any further member of the Group required in order to comply with the Guarantor Coverage Test shall accede to the Agreement promptly thereupon.

Thereafter the Guarantor Coverage Test will be tested on the basis of the compliance certificate delivered together with the consolidated annual financial statements.

Any other member of the Target Group, which may be required in order to comply with the Guarantor Coverage Test, shall accede to the Agreement as a Guarantor within 90 days of the date on which the relevant compliance certificate has been delivered.

It will not constitute a failure to comply with the Guarantor Coverage Test, if those companies that have been identified to be necessary in order to meet the Guarantor Coverage Test as evidenced by the relevant compliance certificate or annual financial statements, subsequently accede to the Agreement within the timeframes set out herein.

Obligors:	The Borrower and the Guarantors.

Additional Obligors:	A mechanism will be included in the Agreement to enable any Subsidiary of the Company to accede as guarantor. Furthermore a mechanism will be included to enable Guarantors to resign.

JVs:

The existing joint ventures USG Boral Building Products Pte. Limited (Singapore) between USG Netherlands Global Holdings B.V. and Boral International Pty Limited (Australia) and USG Boral Building Products Pty. Limited between USG Netherlands Global Holdings B.V. and Boral Building Materials Pty Limited.

Transaction Security:	(a) Share security over the shares in the Target held by C & G Verwaltungs GmbH following the merger of the Company into the Target; and

(b) security over the prepayment account to be established by the Target,

will be provided within 90 days from the Closing Date.

Prepayment and Cancellation:	Except for paragraphs (a) and (e) which shall apply as of the Signing Date, following the initial Utilisation on the Closing Date:

(a) Illegality

A Lender’s commitment shall be cancelled and its share of the Utilisations shall be prepaid.

(b) Voluntary Cancellation

The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum of USD 10,000,000) of an Available Facility.

(c) Voluntary Prepayment

Utilisations may be prepaid after the last day of the relevant Availability Period in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of USD 10,000,000).

(d) Increased Costs, Tax Gross-Up and Tax Indemnity

The Company may cancel the Commitment of and prepay any Lender that makes a claim under these provisions.

(e) Exit

(1) If members of the Knauf Family and/or Gebr. Knauf KG cease to directly or indirectly control the Company (it being understood and agreed that control can be exercised directly by one or several members of the Knauf Family and/or indirectly (for example via holding companies (Beteiligungsgesellschaften) or trusts (Stiftungen)); or

(2) upon a sale of all or substantially all of the assets of the Target Group:

(i) a Lender shall not be obliged to fund a Utilisation; and

(ii) a Lender may by not less than 60 days’ notice cancel its commitments and require immediate repayment of all its participations in any Loans.

“control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Knauf Family” means each of Alfons and Karl Knauf, their respective spouses and their descendents, in each case from time to time.

(f) Mandatory Prepayment - Disposals (applicable to Facility A only)

Other than Excluded Disposal Proceeds (as defined below), sale proceeds resulting from all disposals (less expenses and taxes incurred), including proceeds resulting from the sale of the Target Group’s participation in the JVs (the “JV Proceeds”), shall be applied in prepayment of Facility A as set out below.

“Excluded Disposal Proceeds” means proceeds:

(1)                                 received by a member of the Target Group as a result from the compulsory sale of the Target Group’s participation in the JVs as a result of the Acquisition which exceed in aggregate the amount of USD 320,000,000 (the “JV Excess Amount”) provided that such JV Excess Amount is committed to be re-invested in assets within 360 days after receipt of the JV Excess Amount;

(2) otherwise not exceeding an aggregate de minimis threshold of USD 15,000,000 in any financial year; or

(3) which are re-invested in assets of similar type and value within 360 days after receipt of the relevant amounts.

(g) Mandatory Prepayment - Insurance Proceeds (applicable to Facility A only)

Other than Excluded Insurance Proceeds (as defined below) all proceeds of any insurance claim (less reasonable expenses) shall be applied in prepayment of Facility A as set out below.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(1) to meet a third party claim;

(2) to cover operating losses in respect of which the relevant insurance claim was made; or

(3) in the replacement, reinstatement and/ or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 360 days) after receipt and any other Insurance Proceeds not exceeding USD 15,000,000 in each financial year.

(h) Mandatory Prepayment - Acquisition Proceeds (applicable to Facility A only)

Other than Excluded Acquisition Proceeds (as defined below) all proceeds of any claim against the Vendor or any Report provider in relation to the Acquisition (less reasonable expenses and taxes incurred) shall be applied in prepayment of Facility A as set out below.

“Excluded Acquisition Proceeds” means any proceeds which the Company notifies the Agent are, or are to be, applied:

(1)           to satisfy (or reimburse a member of the Target Group which has discharged) any liability, charge or claim upon a member of the Target Group by a person which is not a member of the Target Group; or

(2) in the replacement, reinstatement and/ or repair of assets of members of the Target Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that recovery claim, if those proceeds are so applied as soon as possible (but in any event within 360 days) after receipt.

(i) Mandatory Prepayment - Facility B

All net cash proceeds from the issuance or incurrence of any debt by any member of the Target Group (other than revolving credit borrowings in the ordinary course of business, capital leases and purchase money security interests in the ordinary course of business and intercompany debt) and all of the net cash proceeds from the issuance of equity or equity-like hybrid instruments by any member of the Target Group (other than equity interests issued under employee or director stock compensation plans or arrangements in the ordinary course of business), in case of issuance of equity or equity-like hybrid instruments for the sole purpose of refinancing the debt incurred under Facility B, shall be applied in prepayment of Facility B as set out below.

(j) General

Subject to there being no Default outstanding, prepayments in respect of the Facilities may be paid to an account which is charged in favour of the Lenders pending their application at the end of the next applicable Interest Period or during any permitted reinvestment period.

Any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (but not in case of a prepayment due to illegality), without premium or penalty.

Any prepayment of a Utilisation pursuant to paragraphs (a) or (d) above shall be applied to repayment of the affected Lender(s) only.

Any prepayment of a Utilisation pursuant to paragraphs (b), (c) and (e) on a pro rata basis among the relevant Lenders.

Any prepayment of a Utilisation pursuant to paragraphs (f), (g) and (h) on a pro rata basis among the relevant Lenders of Facility A.

Any prepayment of a Utilisation pursuant to paragraph (i) on a pro rata basis among the relevant Lenders of Facility B.

Application of Mandatory Prepayment Proceeds:	Mandatory prepayment proceeds will be applied in the following order pro rata against outstandings under the Facilities:

Mandatory prepayments in respect of Facility A shall be applied pro rata against each Facility A Loan.

Mandatory prepayments in respect of Facility B shall be applied pro rata against each Facility B Loan.

Representations:

Subject to the Certain Funds Provisions, each Obligor, on behalf of itself and where appropriate, on behalf of its Subsidiaries, will make each of the following representations (subject to such further qualifications, thresholds, and baskets and exceptions as may be agreed) on the Signing Date and in case of those representations marked with an asterisk (*) on the date of each Utilisation Request and the first day of each Interest Period:

(a) organisational existence and status*

(b) due authorisation, execution and delivery of the Finance Documents

(c) binding obligations (subject to legal reservations)*

(d) non-conflict with other obligations, charter or constitutional documents or applicable law*

(e) organisational power and authority*

(f) validity and admissibility in evidence of the Finance Documents (subject to legal reservations)*

(g) governing law and enforcement (subject to legal reservations)*

(h) solvency of the Company and its Material Subsidiaries on a consolidated basis*

(i) no filing or stamp taxes

(j) no deduction of tax

(k) no Event of Default and no default under other documents which has or is reasonably likely to have a Material Adverse Effect*

(l) no misleading information*

(m) financial statements (repeating with respect to its most recent financial statements only)*

(n) pari passu ranking*

(o) no proceedings

(p) compliance with laws (including PATRIOT Act, OFAC and other laws applicable to sanctioned persons and FCPA)*

(q) compliance with Federal Reserve margin regulations

and the Investment Company Act of 1940*

(r) environmental laws

(s) security and financial indebtedness

(t) group structure chart of the Target Group

(u) Merger Agreement

(v) compliance with ERISA*

(w) validity, perfection and ranking of security (subject to permitted security)

(x) legal and beneficial ownership of assets

“Material Subsidiary” means a Subsidiary of an Obligor that comprises more than 5 per cent. of the revenues or EBITDA of the Group.

Information Undertakings:	The Company shall supply each of the following:

(a)                   as soon as they become available, but in any event within 210 days of the end of its financial years its audited consolidated financial statements for that financial year and, from the financial year 2019, together with the unconsolidated financial statements (audited if available or required by law to be prepared) of each Obligor (based on US GAAP);

(b) as soon as they become available, but in any event within 60 days of the end of each of its financial quarters its consolidated financial statements for that financial quarter (based on US GAAP);

(c)                    with each set of audited consolidated financial statements and each set of its consolidated quarterly financial statements, a compliance certificate signed by the chief financial officer of the Company and setting out (1) compliance with the financial covenant and (2) any change in US GAAP that has affected the Company’s financial statements. The compliance certificate relating to the annual audited consolidated financial statements shall in addition set out compliance with the Guarantor Coverage Test and, if requested by the Agent, shall be reported on by the Company’s auditors in a form to be agreed between the Company and the Majority Lenders.;

(d) before the start of each of its financial years, an annual budget for that financial year;

(e) all documents dispatched by the Company or any other Obligor to its creditors generally (or any class of them);

(f) details of any material litigation, arbitration or administrative proceedings, any ERISA event or any material judgment which, if adversely determined, is likely to have a Material Adverse Effect;

(g) details of any claim under the Merger Agreement and of any disposal or insurance claim which will require a prepayment of the Facilities; and

(h) such other information as any Finance Party (through the Agent) may reasonably request

(i) that is required by that Finance Party in order to comply with any applicable laws or regulations; and

(ii) following a Default which is continuing regarding the financial condition, assets and operations of the Target Group and/or any member of the Target Group.

The Company shall promptly notify the Agent of any Default and the steps taken to remedy such event.

At least two directors of the Company (one of whom shall be the chief financial officer) will give a presentation to the Finance Parties in each financial year about the on-going business and financial performance of the Target Group.

Customary undertakings relating to the provision by the Obligors of information for any “know your customer” checks required to be carried out by the Agent and the Lenders shall be included in the Agreement.

The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.

Financial Covenants:

Net Debt to EBITDA ratio (measured quarterly on the basis of Total Net Debt on the measurement date and rolling 12 months EBITDA) (“Leverage”) shall not exceed (i) at any time 3.5x and (ii) as of the testing date

31 December 2021 and thereafter, 3x.

“EBITDA” as per the consolidated financial statements according to US-GAAP means:

Net sales

./. Cost of products sold

./. Selling and administrative expenses

+ Depreciation, depletion and amortization

+ 50% of EBITDA of JVs[1]

+ Transaction related costs[1] (up to USD125 – 150m)

+/./. Non-recurring one-off effects

[1] transaction related costs include the following costs, occurring within the first 24 months after Closing Date of the business combination of Knauf and USG Corporation:

• Severance payments
• Restructuring costs
• Integration costs
• Golden Parachute payments
• Any potential transaction bonus plan
• External fees (consultants, lawyers, investment bankers, PR Advisors, etc.)

“Financial Debt” means

• moneys borrowed and debit balances at banks or other financial institutions;

• any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

• any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

• any finance lease; and

• receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis).

1  It is understood that Knauf currently has no insight regarding the financials of the JVs due to confidentiality restrictions. If the actual figures have an impact on the Leverage, adaptions shall be made in the future.

“Net Debt” means Financial Debt and 50 % of any financial debt attributable to the JVs[2] less (i) cash (including cash collateral), (ii) cash equivalents (including short-term securities) and (iii) 50 % of any cash (including cash collateral) and cash equivalents (including short-term securities) attributable the JVs).

General Undertakings:	The following undertakings will be included in respect of each Obligor (subject to such qualifications, baskets and exceptions as may be agreed):

Authorisations and compliance with laws

(a) authorisations

(b)                   compliance with laws (including in respect of ERISA, the Patriot Act, OFAC and other sanctions laws and regulations (subject to carve outs for anti-boycott laws in Germany and the EU), Federal Reserve margin regulations) (any other member of the Target Group)

(c) environmental compliance

(d) environmental claims

(e) FCPA and other anti-corruption law (any other member of the Target Group)

(f) anti money laundering (any other member of the Target Group)

(g) taxation

Restrictions on business focus

(h) restriction on merger (providing in particular for an exception for a potential merger of Knauf Insulation Inc. with a member of the Target Group and the Merger)

(i) no change of business

(j) restriction on acquisitions (with exceptions for acquiring the JVs)

(k) restriction on joint ventures (other than the JVs)

2  It is understood that Knauf currently has no insight regarding the financials of the JVs due to confidentiality restrictions. If the actual figures have an impact on the Leverage, adaptions shall be made in the future.

Restrictions on dealing with assets and Security

(l) preservation of assets

(m) pari passu ranking

(n) no material amendments to the Merger Agreement without the consent of the Agent (acting upon the instructions of all Lenders not to be unreasonably withheld or delayed) (Company)

(o) negative pledge (any other member of the Target Group)

(p) restriction on disposals (with exceptions for the mandatory disposal of the JVs as a result of the Acquisition) (any other member of the Target Group)

(q) arm’s length basis

Restrictions on movements of cash - cash out

(r) restriction on loans or credit

(s) restriction on guarantees or indemnities

Restrictions on movements of cash - cash in

(t)                      restriction on financial indebtedness subject to agreed exceptions (including but not limited to, any facility for the refinancing of intra-group debt provided to Knauf Insulation Inc. up to a total amount of USD 175,000,000 (or the equivalent in other currencies) and appropriate basket amounts (any other member of the Target Group)

Miscellaneous

(u) maintenance of appropriate and adequate insurance

(v) preservation of corporate existence (but, for the avoidance of doubt, not restricting a delisting of the Target after closing)

(w) treasury transactions

(x) Guarantor Coverage Test (Company)

Events of Default:	Each of the following (subject to such qualifications, exceptions, thresholds and remedy periods as may be agreed) will be included in the Agreement in respect of each Obligor and with respect to paragraphs (e) to (h) and (m) in relation to each Obligor and each Material Subsidiary:

(a) non-payment unless failure to pay is caused by: (i) administrative or technical error or (ii) a Disruption Event and payment is made within 4 Business Days of its due date.

(b) breach of financial covenant.

(c)                    failure to comply with any other provision of the Finance Documents unless such failure is capable of remedy and is remedied within 15 Business Days of the earlier of (i) Agent giving notice and (ii) Obligor becoming aware.

(d)                   misrepresentation, unless the underlying facts or circumstances, which have led to such misrepresentation, are capable of remedy and are remedied within 15 Business Days of the earlier of (i) Agent giving notice and (ii) the Obligor becoming aware of it

(e) cross default, subject to an agreed minimum amount

(f) insolvency

(g) insolvency proceedings

(h) creditors’ process

(i) unlawfulness and invalidity

(j) cessation of business of the Target Group taken as a whole

(k) change of ownership of Obligors (other than the Company)

(l) material adverse audit qualification

(m) expropriation of material assets

(n) repudiation and rescission of agreements

(o) litigation

(p) ERISA event

(q) after the Closing Date: Material Adverse Effect

Upon an Event of Default under clauses (f) through (h) resulting from a proceeding under the US Bankruptcy Code, the commitments shall be immediately and automatically cancelled and the Loans shall become immediately and automatically due and payable, without any direction, notice, declaration or other act.

Clean-Up Period:	For:

(a) a period commencing on the Signing Date and ending on the date falling 90 days after the Closing Date; and

(b) a period commencing on the closing date of a permitted acquisition and ending on the date falling 90 days after that closing date, or on such other date agreed by the Majority Lenders,

a breach of a Clean-Up Representation or a breach of a Clean-Up Undertaking or a Clean-Up Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default relates exclusively:

(i) to the Target and its Subsidiaries; or

(ii) to the company or business which is the subject of that permitted acquisition; and

(iii) is capable of remedy and reasonable steps are being taken to remedy it; and

(iv) the circumstances giving rise to such Clean-Up Representation, Clean-Up Undertaking or Clean-Up Default have not been processed or approved by the Company; and

(v) does not trigger a Material Adverse Effect,

as the case may be.

For the purposes of the above paragraph:

“Clean-Up Representation” means all of the representations and warranties other than those set out under sub-paragraphs (u) and (w) above.

“Clean-Up Undertaking” means all of the general undertakings other than those set out under sub-paragraphs

(i), (j), (p) and (q) above.

“Clean-Up Default” means a default in relation to all of the events of default other than those set out under sub-paragraphs (a), (b), (c) (but only insofar as it relates to a provision which is not a Clean-up Undertaking), (d) (but only insofar as it relates to a provision which is not a Clean-up Representation), (f), (g) and (i).

Material Adverse Effect:	means:

(a) on the Closing Date, a Merger Agreement Material Adverse Effect; and

(b) thereafter, a material adverse effect on:

(i) the business, operations or financial condition of the Target Group taken as a whole; or

(ii) the ability of any Obligor to perform its payment obligations under the Finance Documents or the Company’s obligations under the Financial Covenant; or

(iii)                 (subject to the legal reservations) the validity or enforceability of, or the effectiveness or ranking of any Transaction Security granted or purporting to be granted pursuant to any of, the Finance Documents

Majority Lenders:	66 2/3% of total commitments

Amendments and waivers:

Provisions requiring all Lender consent to certain customary amendments and waivers will be included subject to a structural adjustment exception allowing for such amendments and waivers effecting changes in the structure and size of the Facilities to be made with the consent of (a) the affected Lenders and (b) the Majority Lenders.

If a Defaulting Lender or any other Lender fails to respond to a request for consent to amendments or waivers or other vote under the Agreement within 15 Business Days, that Lender’s Commitment will not be included (and that Lender will be deemed not to be a Lender) in ascertaining whether the consent of the relevant percentage of Total Commitments (or of the relevant group of Lenders) has been obtained to approve that request.

Assignments and Transfers:	A Lender may assign any of its rights or transfer by way of

an assumption of contract (Vertragsübernahme) any of its rights and obligations (“transfer”) to another bank, financial institution or fund which is regularly engaged in making, purchasing or investing in loans, securities or other financial assets.

The consent of the Company will be required (not to be unreasonably withheld or delayed) unless the assignment or transfer:

(a) is to an entity identified on a list agreed by the Company and the Mandated Lead Arranger;

(b) is to another Lender or an Affiliate of any Lender;

(c) is to a fund which is a Related Fund of the assigning or transferring Lender; or

(d) is made when an Event of Default is continuing.

The Company will be deemed to have given its consent if no express refusal is received by the requesting Lender or the Agent within 5 Business Days of the Company having been notified of the proposed assignment or transfer.

Confidentiality:	Restriction on disclosure of Confidential Information by the Finance Parties, subject to exceptions detailed in the Agreement.

Replacement of Lender:	A mechanism will be included in the Agreement pursuant to which the Company may, subject to certain conditions, replace:

(a) a Lender which has not consented to a waiver or amendment requiring the consent of all Lenders and to which Lenders holding an aggregate of 85 per cent. of the total commitments have consented;

(b) a Lender to which an Obligor becomes obliged to pay an amount pursuant to the illegality, increased costs or tax gross-up provisions of the Agreement; and

(c) a Defaulting Lender.

Conditions Precedent for initial Utilisation under Facility A and each Utilisation under Facility B:

For Facility A and Facility B, subject to the Certain Funds Provisions, solely as set out in Schedule 1 (Conditions Precedent). To be satisfied or waived prior to initial Utilisation in case of Facility A and, in the case of Facility B, each Utilisation.

Certain funds:

During the period commencing on the Signing Date and ending on the last day of the Availability Period for each of Facility A and Facility B, respectively, the Finance Parties shall be restricted from exercising certain rights which would prevent or limit the making of the initial Utilisations on the Closing Date or, in the case of Facility B, any subsequent Utilisation, including without limitation, in each case, the exercise of any rights or remedies due to the failure of any representation (other than a Specified Representation and/or a Specified Merger Agreement Representation) to be true and correct on (i) the Signing Date, (ii) the Closing Date or (iii) any other Utilisation date under Facility B.

Miscellaneous Provisions:

The Agreement will contain provisions relating to, among other things, default interest, market disruption, breakage costs (excluding the Margin), tax gross up and indemnities, FATCA (Rider 3 — Lender’s risk) provisions, increased costs[3], set-off and administration.

Costs and Expenses:	As set out in the Commitment Letter.

Governing Law:	German (save where inappropriate for Transaction Security Documents or fee letters).

Jurisdiction:	Courts of Frankfurt am Main (save where inappropriate for guarantees and Transaction Security Documents or fee letters).

Definitions:	Terms defined in the Commitment Letter have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

3  Carve-outs from Increased Cost deleted at this stage for timing reasons, but without prejudice for negotiation of the Agreement.

Schedule 1

(Conditions Precedent)

1. Closing Deliverables in respect of the Company and where indicated, the Target[4]

(a) Constitutional documents, corporate records and documents from public officials of the Company and the Target.

(b) Resolution of board of directors (or equivalent governing body).

(c)                    UCC lien searches for the Company and the Target in the relevant jurisdiction of organization and (to the extent specific searches are requested no later than 10 days prior to the Closing Date) other searches reasonably requested by the Mandated Lead Arrangers.

(d) Good standing certificate (to the extent applicable) in the respective jurisdictions of organization of the Company and the Target.

(e) Secretary certificate, evidencing authority and incumbency.

(f)                     Officer`s certificate (including specimen signatures) certifying that each copy document specified in clause (a) and (b) above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

(g) Solvency certificate in the form set out in Exhibit 1 from the chief financial officer or other officer with equivalent duties of the Company.

2. Transaction Documents (other than the Finance Documents)

A copy of the Merger Agreement.

4  Conditions Precedent to the accession of the Additional Guarantors following Closing and conditions subsequent to be delivered by the Target following Closing will be listed separately.

3. Finance Documents

(a) The Agreement.

(b) The fee letters.

4. Legal opinions

Customary legal opinions by (i) Lenders’ counsel on the enforceability of the Finance Documents (other than Finance Documents governed by New York law) and (ii) Company’s counsel on enforceability of any Finance Documents governed by New York law and related matters under New York law and United States federal law and (iii) Company’s counsel on capacity and other customary matters (such as, but not limited to, enforcement without further review of the merits and no violation of articles) in the Obligors’ jurisdiction of incorporation, formation or organization.

5. Other documents and evidence

(a) Evidence of process agent appointment in Germany by the Company.

(b) Evidence of payment of all fees, costs and expenses then due from the Company under the Agreement and the fee letters.

(c) Target Group Structure Chart.

(d) The initial Budget for the Target Group.[5]

(e) The following Reports (each capable of being relied upon by the Original Lenders, other than the tax structuring strawman paper (EY)):

(i) legal due diligence report (BM)

(ii) tax due diligence report (EY)

(iii) the tax structuring strawman paper (EY)

(iv) financial due diligence report (PWC).

(f) Original financial statements relating to Bidco (opening balance sheet)

and

5  As provided in the bank presentation.

unaudited consolidated balance sheets and related statements of income and cash flows of USG Corporation for each financial quarter, if any, ended after 31 December 2017 and at least 45 days after the end of the preceding financial quarter (or 75 days with respect to the financial quarter ending 31 December 2018) and as filed with the SEC.

(g) The agreed funds flow statement for closing.

(h)                   Evidence that the Merger has been consummated, or will be consummated substantially concurrently with the initial borrowing under Facility A, in each case, in accordance in all material respects with the terms of the Merger Agreement, after giving effect to any modifications, amendments or waivers permitted by this paragraph. The Merger Agreement shall be in full force and effect and with no provision thereof or the schedules or exhibits thereto amended, waived, supplemented or modified, and neither Gebr. Knauf KG nor Bidco shall have granted any consents under the Merger Agreement, in each case, in a manner materially adverse to the Lenders or the Mandated Lead Arrangers, in their capacities as such, without the consent of the Agent who acts for and behalf of all the Lenders (such consent not to be unreasonably withheld, delayed or conditioned and the Agent shall be deemed to have consented to any amendment, supplement, modification or waiver to the Merger Agreement if no written objection thereto is received by the Companies within ten Business Days after request for such consent); provided that (a) any reduction in the Merger Consideration (as defined in the Merger Agreement) will be deemed not to be materially adverse so long as such reduction is allocated, unless the Mandated Lead Arrangers otherwise consent, to reduce Facility A and the Payment Fund on a pro rata basis, (b) any increase in the purchase price will be deemed to be not materially adverse to the Lenders or Mandated Lead Arrangers so long as such increase is funded by an increase in the Payment Fund, (c) any amendment, modification or waiver to the definition of “Material Adverse Effect” under the Merger Agreement will be deemed materially adverse to the interests of the Lenders and the Mandated Lead Arrangers.

(i)                       The funding of the Payment Fund (as defined in the Merger Agreement) shall have been consummated or will be consummated substantially simultaneously with, or prior to, the initial borrowings under Facility A, in at least the amount that, when aggregated with the borrowings under Facility A, is sufficient to pay the Merger Consideration (as defined in the Merger Agreement).

(j) Completed Utilisation Request.

(k)                   All indebtedness of USG Corporation and its subsidiaries under that Fifth Amended and Restated Credit Agreement dated as of May 1, 2017 (as amended, restated or otherwise modified from time to time), among USG Corporation, CGC Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, shall have been (or will be essentially concurrently with the initial borrowing under Facility A) repaid, cash collateralized in the case of outstanding letters of credit, or otherwise discharged in full, and all commitments, security interests (other than on cash collateral for existing letters of credit) and guaranties in connection therewith shall have been (or will be essentially concurrently with the initial borrowing under Facility A) terminated and released (and the Mandated Lead Arrangers shall have received reasonably satisfactory evidence thereof).

(l)                       The Company shall have provided in relation to it and to the Target at least five (5) days prior to the Closing Date, all documentation and other information that are required by regulatory authorities under the applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that have been requested at least twenty (20) days prior to the Closing Date.

Exhibit 1

SOLVENCY CERTIFICATE

[               ], 20[ ]

This Solvency Certificate (this “Certificate”) is furnished to the Agent and the Lenders pursuant to Section [   ] of the Credit Agreement, dated as of [              ], 20[ ] (the “Credit Agreement”), [       ], a [     ] (the “Borrower”), the lenders that are parties thereto (collectively, the “Lenders”) and [       ], in its capacity as agent (in such capacity, the “Agent”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [              ], the [Chief Financial Officer] of the Borrower (after giving effect to the transactions contemplated by the Credit Agreement), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement (including the execution and delivery of the Merger Agreement and the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof, and the consummation of the Merger):

1.                          The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis.

2.                          The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.

3.                          The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted on the date hereof.

4.                          The Borrower and its subsidiaries, on a consolidated basis, have not, giving effect to the transactions contemplated by the Credit Agreement, incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.                          The Borrower and its subsidiaries, on a consolidated basis, are, giving effect to the transactions contemplated by the Credit Agreement, incurred debts or other liabilities, including current obligations, “solvent” as defined under applicable law.

6.                          For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances known to the undersigned as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.                          In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Finance Documents referred to therein, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [  ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate.  The undersigned is familiar with the financial performance and prospects of the Borrower and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and, to the best knowledge of the undersigned, fairly present, in all material respects, the Borrower’s and its subsidiaries’ consolidated financial condition (including, with respect to the pro forma Financial Statements, the pro forma financial condition giving effect to the transactions contemplated by the Credit Agreement).

8.                          The undersigned confirms and acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the commitments and Term Loans under the Credit Agreement.

Accordingly, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title: